Exhibit 99.1

Press Release

For Release 7:00 p.m. EST February 22, 2007

Contact:

Thomas R. Melendrez, Senior Vice President

(510) 668-7000

Exar Corporation Announces CEO and President Resignation

Fremont, California, February 22, 2007—Exar Corporation (Nasdaq: EXAR), a leading provider of high-performance, mixed-signal silicon solutions for the worldwide communications infrastructure, today announced that Dr. Roubik Gregorian has resigned as Chief Executive Officer and President of the Company and as a member of the Board of Directors. Dr. Gregorian will remain with the Company in an advisory role through mid-May, 2007 to provide assistance with transition issues.

“I would like to thank Roubik for his significant contributions to our business during his tenure,” said Richard L. Leza, Chairman of the Board. “Roubik has demonstrated success and vision in the technology area. We wish him the best of luck in his future endeavors.”

Richard L. Leza, the Chairman of the Board, will assume, on an interim basis, the duties of Chief Executive Officer and President, effective immediately. The Board of Directors will immediately commence a search for a permanent replacement for the Chief Executive Officer and President.

Mr. Leza will continue to serve as Chairman of the Board and a member of the Strategic Committee, which will now be chaired by John McFarlane. Mr. Leza will no longer be a member of the Audit Committee and will be replaced by Mr. Pete Rodriguez, who also chairs the Compensation Committee.

About Exar

Exar Corporation designs, develops and markets high-performance, analog and mixed-signal silicon solutions for a variety of markets including networking, serial communications, and storage. Leveraging its industry-proven analog design expertise and system-level knowledge, Exar delivers to customers a wide array of technology solutions for current as well as next generation products. The Company is based in Fremont, CA, had fiscal 2006 revenues of $67.0 million, and employs approximately 260 people worldwide. For more information about the Company visit: http://www.exar.com.